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J. C. Penney Company, Inc.

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Commencing on or about May 15, 2019, J. C. Penney Company, Inc. (“JCPenney” or the “Company”) sent the following communication to certain of its stockholders.
At the Company’s 2019 Annual Meeting of Stockholders to be held on Friday, May 24, 2019, stockholders will cast an advisory vote to approve the compensation of our named executive officers (also known as “say-on-pay”), which is contained in Proposal 4 in the Company’s 2019 proxy statement. This supplement should be read in conjunction with the disclosure contained in our proxy statement.
Certain proxy advisory firms have expressed concerns regarding our pay-for-performance alignment in 2018 and have recommended that stockholders vote “AGAINST” Proposal 4. As discussed in further detail below, the Company’s Board of Directors strongly disagrees with the advisory firms’ assessment, as well as their underlying methodology. Accordingly, the Board recommends that you vote “FOR” the approval of Proposal 4.
Compensation Philosophy
JCPenney’s compensation philosophy is integrated with our core values and business objectives. Our core values were first stated in The Penney Idea, which was adopted in 1913 and which includes the principle that we will “reward men and women in our organization through participation in what the business produces.” This principle endures today in our executive compensation policies that link pay for performance and align the pay of our named executive officers with the interests of our stockholders.
Given the dynamic and fast-changing landscape of the retail industry, it is critical that we attract and retain talent that brings deep retail experience, innovative thinking, consumer-centric focus and the ability to drive world class execution. It is important for the Company to strike the balance between being competitive in the market to attract and retain great talent while ensuring compensation and incentive structures are tied to driving results for our stockholders. To that end, every year the Human Resources and Compensation Committee of the Company’s Board of Directors (the “HRCC”) works with Meridian Compensation Partners LLC, the HRCC’s independent compensation consultant, to conduct a rigorous review of market practices to ensure that our programs remain current and relevant. Based on this review, our Board of Directors strongly believes that our executive compensation program is aligned with the interests of our stockholders and appropriately rewards pay for performance.
In accordance with good governance practices, the HRCC also works with its independent compensation consultant to periodically review the Company’s compensation peer group used to benchmark executive pay levels and assess compensation program designs. The selection criteria for the Company’s peer group reflects a comprehensive cross-section of factors relevant to executive pay considerations and focuses on retailers with business characteristics similar to ours, including mall anchors, department stores and other retailers who offer the same or similar products in most cases. For fiscal 2018, a key element of our compensation benchmarking philosophy was to target total direct compensation for our executive officers at or around the median percentile of the national market represented by our peer group and/or survey data for relevant positions. Conversely, the peer groups utilized by the proxy advisory firms for their analyses of our executive compensation programs include multiple companies in other industries such as general merchandise stores and automotive retail.
Pay for Performance Alignment
We believe that our executive compensation program is strongly aligned with the long-term interests of our stockholders as well as near-term business performance. Over 50% of the named executive officers’ annual compensation is tied to performance and this philosophy has been clearly demonstrated in the historical results for our short-term and long-term incentive programs. Over the last three years, bonus payouts and performance-based restricted stock unit awards earned by our named executive officers have been significantly below the respective target opportunities. In addition, the time-based restricted stock units granted to our executives over the last three years have declined in value by 60% to 85% commensurate with the decline in the Company’s stock price, and all of the stock options awarded by the Company over the past ten years are currently underwater.

Annual cash bonus payouts were based entirely on financial goals and paid out at only 24.5% of target opportunity in 2018.
Awards under the annual cash bonus plan for senior executives are based solely on the Company’s financial performance. Bonus payments for 2018 were dependent on the Company’s sales and operating profit results. We believe that we set challenging targets for the program and that the payouts under the program varied as intended based on the business results achieved by the Company. This was reflected in the payouts earned by the named executive officers in fiscal 2018, which were only 24.5% of the annual cash bonus opportunity since the Company did not fully meet its cash bonus targets.
Annual long-term incentive awards were based entirely on financial goals and paid out at 0% of target opportunity in 2018.
The vast majority of the Company’s long-term incentive program rewards only for longer-term performance. As part of our named executive officers’ compensation packages in 2018, our Board of Directors granted long-term incentive awards in the form of performance-based restricted stock units, time-based restricted stock units and performance cash.  Ultimate payout of the 2018 performance-based restricted stock unit awards is dependent on the Company achieving EBITDA goals for each of fiscal 2018, 2019 and 2020. The Company did not reach its EBITDA goal for fiscal 2018. Accordingly, the named executive officers earned 0% of their target 2018 performance-based restricted stock unit awards for the fiscal 2018 performance cycle. Additionally, payment under the 2016 performance-based restricted stock unit awards was dependent on achieving EBITDA goals for fiscal 2018 that were set at the beginning of fiscal 2016. The Company did not reach this EBITDA goal and as such, the named executive officers earned 0% of their target 2016 performance-based restricted stock unit awards. Again, this was the result of challenging targets that reflected company goals and financial performance.
We also introduced performance cash awards to our long-term incentive plan in 2018, the ultimate payout of which will depend on the Company achieving cumulative free cash flow targets for fiscal 2018 through 2020.
CEO Compensation
Over 60% of our CEO’s annual compensation in 2019 is in the form of long-term incentive awards that align her interests with those of the Company’s stockholders. Her annual compensation is also aligned with the median total compensation opportunity for CEOs in JCPenney’s peer group.
Fiscal 2018 was a year of extraordinary change for JCPenney. We experienced a significant amount of transition in our senior leadership, including the departure of our former CEO in May 2018. In June 2018, our Board of Directors formed a CEO Search Committee made up of four independent members of the Board. The CEO Search Committee conducted an extensive search over the next several months, interviewing numerous qualified candidates from all over the country. In September 2018, our Board of Directors determined that Jill Soltau, a 30-year retail veteran and strategic, customer-focused leader with a demonstrated track record of enhancing profitability and delivering results, was the best candidate for the position. In addition to being an established CEO of a large private-equity owned retailer, she also had a depth of experience in merchandising, product development, marketing, e-commerce and store operations. Further, she had already demonstrated the ability to spearhead turnaround efforts at her prior company. As such, our Board of Directors decided that Ms. Soltau was the right person to lead JCPenney through the challenging retail landscape and towards our goal of revitalizing our iconic company.
The HRCC worked with its independent compensation consultant to structure a competitive compensation package for Ms. Soltau, considering market data from JCPenney’s peer group as well as the significant compensation Ms. Soltau would have to forego from her prior employer if she accepted the offer to join JCPenney (including amounts that had been vested and earned, but unpaid). As such, Ms. Soltau’s initial compensation package included a one-time cash signing bonus and a one-time equity award of time-based restricted stock units that vest over a three-year period provided that she remains with the Company. The long-term nature of the equity award reinforces Ms. Soltau’s strong alignment with the interests of stockholders and her commitment to the Company’s future success. Ms. Soltau did not receive any bonus under the Company’s annual cash bonus plan for fiscal 2018.

The proxy advisory firms’ analyses of the Company’s pay for performance program focus on Ms. Soltau’s inducement awards, which are not representative of her annual compensation.
Ms. Soltau’s inducement awards were one-time awards designed to both compensate her for the significant compensation she was entitled to receive at her prior employer and to encourage her to join JCPenney and were designed with that specific purpose in mind.
Ms. Soltau’s annual compensation aligns with the median total compensation opportunity for CEOs in JCPenney’s peer group and over 60% of her annual compensation is performance-based. In addition, the ultimate value of Ms. Soltau’s time-based restricted stock awards depends on the market value of our stock on the vesting date, which aligns her interests with those of the Company’s stockholders.
All of the foregoing illustrates the responsible nature of our executive compensation program and a very strong alignment between pay and performance. We strongly believe that both the designs and outcome of our program support this alignment.
For the reasons set forth above, and as described in further detail in the Company’s 2019 proxy statement, we strongly disagree with the proxy advisory firms’ recommendations and analyses and urge you to vote “FOR” Proposal 4, our say-on-pay proposal, as recommended by our Board of Directors. Your vote is important and we appreciate your continued support of the Company.